Exhibit 99.1

Ramaco Resources, Inc. Announces Litigation Verdict and $32.7 million Jury Award

Company Release – July 19, 2021

LEXINGTON, KY – (PR NEWSWIRE) – On July 15 and 16, 2021, Ramaco Resources, Inc. (NASDAQ: METC) (the “Company” or “Ramaco Resources”) prevailed and was awarded an approximately $32.7 million jury verdict in its lawsuit against insurance companies indirectly owned by Chubb INA Holdings, Inc. (“Chubb”). The claim was litigated in the United States District Court for the Southern District of West Virginia (the “Southern District of West Virginia”). It arose from Chubb’s denial of insurance coverage of damages incurred by the Company from the collapse of a coal storage silo, which occured at the Company’s Elk Creek coal complex in West Virginia on November 5, 2018.

Based on the denial of this coverage, the Company filed suit against Chubb in August 2019, which was ultimately heard before the Federal court in the Southern District of West Virginia. On July 15, 2021, the jury returned a verdict in favor of the Company for $7,653,057 in compensatory damages and on July 16, 2021, made an additional award of $25,000,000 for inconvenience and aggravation. The Company will seek to additionally recover its attorney’s fees and costs. This verdict is not final and may be subject to post-trial motions or appeal.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the outcome of pending litigation and the potential for future appeals. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.